EXHIBIT 99.1

United States Antimony Corp. Closes Private Placement of $2,205,000

 - Funds for improvements at Mexico Operations -

Thompson Falls, MT, January 19, 2012 – United States Antimony Corp. (OTCBB: UAMY) is pleased to announce the closing of a private placement of its equity securities for gross proceeds of $2,205,000.

The transaction involved the sale of 1,102,500 newly-issued shares of United States Antimony Corp.’s (the “Company”) common stock at the price of $2.00 per share and warrants to purchase an additional 1,102,500 shares of the Company’s common stock at an exercise price of $2.50 per share.  The warrants expire two years from the issue date.  Proceeds from this financing will be used for capacity expansion purposes in the Company’s Mexico operations.  The securities offered by the Company have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities. For additional information, please refer to the Company’s current report on Form 8-K to be filed with the Securities and Exchange Commission in connection with this transaction.

About United States Antimony Corp.
United States Antimony Corporation has produced various antimony, silver, and gold products since 1969.  UAMY mines antimony from its own properties in Mexico and receives other raw materials from non-Chinese sources throughout the world.  The Company is fully integrated, including mining, transportation, milling, smelting, and sales.  UAMY operates the only significant antimony mining smelter in the United States.  For more information about United States Antimony Corp. please visit UAMY’s corporate website at http://www.usantimony.com.

Forward Looking Statements
This release contains forward-looking information relating to UAMY’s plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including the risks set forth in UAMY’s filings with the Securities and Exchange Commission. UAMY cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. UAMY expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in UAMY’s expectations or any change in events, conditions or circumstance on which any such statement is based.